Filed Pursuant to Rule 433

Registration No. 333-271899

**Full Pxing** Bridgecrest $595MM Subprime Auto (BLAST 2024-2)

Joint Leads: Citi (Str.), Deutsche Bank, Wells Fargo

Co-Manager : Fifth Third

— Anticipated Capital Structure —

CL	Size(mm)	WAL^	S&P/DBRS*	P. WIN	E. MTY	L. MTY	BENCH	Spread	Yield(%)	CPN(%)	Price

A-1	$58.500	0.11	A-1+/R-1(H)	1-3	07/15/24	05/15/25	I-Curv	+ 18	5.576	5.576	100.00000
A-2	$130.525	0.58	AAA/AAA	3-12	04/15/25	02/16/27	I-Curv	+ 53	5.860	5.78	99.99471
A-3	$130.525	1.42	AAA/AAA	12-23	03/15/26	06/15/28	I-Curv	+ 85	5.912	5.84	99.99960
B	$55.650	2.07	AA/AA	23-28	08/15/26	02/15/30	I-Curv	+ 110	6.019	5.94	99.99075
C	$90.300	2.64	A/A	28-37	05/15/27	02/15/30	I-Curv	+ 133	6.157	6.07	99.97720
D	$90.300	3.44	BBB/BBB	37-46	02/15/28	02/15/30	I-Curv	+ 165	6.387	6.30	99.98908
E	$39.200	3.81	BB/BB(H)	<<Not	Offered>>

^	WAL to 1.75% ABS to 10% Clean-Up Call
*	Expected Ratings

Deal Priced

— Transaction Details —

Total Offered Size : $555.8mm

Exp. Settle : 4/24/24

Pxg Speed : 1.75% ABS to 10% Call

Offering Format : Public / SEC Registered

First Pay Date : May 15th, 2024

ERISA Eligible : Yes

Exp. Ratings : S&P / DBRS

Min Denoms : $1k x $1k

BBG Ticker : BLAST 2024-2

B&D : Citi

— Transaction Materials —

•	Preliminary Prospectus : Attached
•	Ratings FWP : Attached
•	Intex : Deal Name : XBLAST242 Password: 77VB
•	DealRoadshow : https://dealroadshow.com | Passcode: BLAST242

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.